Exhibit 99.2

Seagate Technology plc Fiscal Second Quarter 2012 Financial Results

Supplemental Commentary

January 31, 2012

The information in this written commentary is being provided to the investment community concurrently with our press release. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This supplemental commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this commentary include statements regarding the Company’s ability to generate free cash flow on a sustained basis, its ability to declare future quarterly dividends, and its ability to maintain a strong balance sheet and to respond quickly to changing market dynamics. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, global economic conditions may pose a risk to the Company’s operating and financial performance. Such risks and uncertainties also include the impact of variable demand; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and the Company’s ability to achieve projected cost savings. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Form 10-K/A as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and August 24, 2011 respectively, and in the Company’s quarterly report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 27, 2011 which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal Second Quarter 2012 Financial Highlights

The industry’s ability to manufacture and ship drives has been severely disrupted by flooding in Thailand in early October and is slowly recovering. During the December 2011 quarter, the industry is estimated to have produced 105-110 million units and shipped 119 million units compared to unconstrained demand estimated to be 175 million units.

Seagate closed the acquisition of the hard disk drive business of Samsung Electronics Co., Ltd., on December 19, 2011. The financial results reported for our fiscal second quarter of 2012 (ended December 30, 2011) includes the operating results from the closing date of this transaction.

Units Shipped, Revenue and Gross Margin

Seagate shipped 47 million units, down 8% sequentially and 4% compared to the year-ago quarter due to component supply constraints related to the Thailand flooding. Included in the unit shipments for the quarter were approximately 700,000 Samsung drives. Revenue was $3.2 billion and gross margin as a percent of revenue was 31.6%. Revenue and gross margin as a percent of revenue were higher sequentially as prices were adjusted in reaction to the significant shortfall of available HDD’s compared to end demand.

Operating Expenses

Product Development and Marketing and Administrative on a GAAP basis totaled $400 million for the December quarter, while non-GAAP Product Development and Marketing and Administrative costs, which excludes costs associated with the previously announced transaction with Samsung, was $383 million. The increase in Product Development and Marketing and Administrative spending for the December 2011 quarter is due primarily to higher costs associated with the company’s performance based variable compensation plan.

Amortization of Acquisition Related Intangibles

As a result of the acquisition of Samsung’s HDD business, Seagate recognized a non-cash, $5 million expense for amortization of acquisition-related intangibles in the December quarter with approximately half recorded in Cost of revenue and half in Amortization of intangibles. For the balance of fiscal year 2012, and all of fiscal year 2013, Seagate expects a quarterly, non-cash charge of approximately $35 million to be split evenly between Cost of revenue and Amortization of intangibles.

Other Expense, Net

Other income and expense for the quarter on a GAAP basis was an expense of $47 million down from the previous quarter due primarily to lower interest expense as debt matured and was retired in early October and a non-cash benefit related to the accounting for the employee funded deferred compensation plan.

Provision for Income Taxes

The GAAP provision for income taxes in the December quarter was a benefit of $5 million. Excluding discrete items related to the valuation of deferred tax assets, the non-GAAP provision for income taxes was a $2 million expense.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $2.3 billion at the end of the December 2011 quarter, down approximately $663 million compared to the September 2011 quarter. During the quarter, cash of approximately $1.1 billion was used to retire maturing debt and to complete the closing of the Samsung hard disk drive business acquisition.

For the December quarter, Cash Flow from Operations was $719 million, Capital Investment was $143 million and free cash flow (Cash Flow from Operations less Capital Investments) was $576 million. For fiscal 2012, Capital Investment is expected to be below the low-end of the targeted range of 6-8% of revenue.

The company paid $63 million to repurchase 3.9 million of its ordinary shares and paid $76 million in dividends during the December quarter. Between January 1 and January 31, 2012 the company has paid $375 million to repurchase 19.3 million of its ordinary shares.

Seagate’s inventory at the end of the December quarter was $827 million, which included approximately $114 million related to the acquired Samsung inventory of finished goods ($31 million), and raw material/work in process ($83 million).

Disk Drive Market Commentary

Seagate provides data and commentary for the following major market categories 1] Enterprise, 2] Client Compute, and 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category only contains drives specifically designed or configured for non-compute applications.

All references to TAM’s in this document is the company’s best estimate of industry unit shipments based on preliminary information and is subject to change.

The industry’s ability to manufacture and ship hard disk drives was severely disrupted by flooding in Thailand and is now slowly recovering. Seagate minimized the impact to its customers during the quarter due to a geographically diversified supply-chain and manufacturing footprint. Shipments of Seagate hard disk drives (excluding Samsung unit shipments of 700,000) decreased 9% sequentially while in aggregate the industry, excluding Seagate, experienced a unit shipment decrease in excess of 40%.

Enterprise Market

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and business critical applications, was down 3% over the year-ago quarter.

Seagate shipped 6.4 million enterprise class drives in the December quarter. Mission critical server and storage applications accounted for 4.3 million and business critical applications consisted of 2.1 million units.

Client Compute Market

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was down 30% year-over-year.

Seagate shipped 32.7 million client compute disk drives in the December quarter. Mobile drives accounted for 15.6 million units, and desktop drives accounted for 17.1 million units.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the December quarter, on a unit basis, was approximately 50% lower than at the beginning of the quarter.

Client non-Compute Market

The client non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The December quarter TAM for the non-compute market was down approximately 38%.

Seagate shipped 7.8 million client non-compute drives in the December quarter. CE accounted for 4.8 million and Seagate branded storage products consisted of 3.0 million units.

Operations, Products and Technology

Operations

Seagate’s component and drive assembly factories in Thailand were not directly impacted by the flood, and continue to be fully operational. However, this was not the case for some the HDD component suppliers with Thailand operations. Seagate continues to work with the component supply base to rebuild its supply chain. Seagate believes that while the industry’s ability to supply drives is slowly improving, demand will continue to exceed supply during calendar year 2012.

The integration of acquired Samsung HDD business is well underway. The day the transaction closed, it was necessary to ‘lift’ the Samsung HDD operations off the parent company’s internal ERP, HR and Sales systems and transition them to Seagate’s global IT systems. All necessary interfaces, procedures and processes were in-place, demonstrated by our ability to ship 700,000 drives from the Seagate ERP systems in the closing weeks of December. This was a large scale, cross-functional effort and is testament to the scalability of Seagate’s systems and business processes.

Products

Both the 300GB/platter mission critical and the 1TB/platter desktop and business critical product line transition were accelerated due to the component supply disruption and Seagate aggressively ramped volume of these products in the December quarter.  Seagate continues on track with our 500GB/platter mobile product transition targeted for mid-year.

The addition of Samsung’s Spinpoint M8 product to Seagate’s 2.5-inch portfolio delivers industry-leading capacity for mobile platforms and strengthens Seagate’s position as a supplier of mobile storage products. As with many other products lines, external component shortages resulting from the Thailand floods constrained production of the M8 product line in the December quarter. The ramp of the M8 product is expected to improve during the calendar year as component availability is restored.